Exhibit 99.1

NEWS RELEASE

Rick L. Catt, President And Chief Executive Officer First Robinson Financial Corporation 501 East Main Street Robinson, IL 62454	FOR IMMEDIATE RELEASE May 22, 2008

FIRST ROBINSON FINANCIAL CORPORATION
DECLARES INCREASE IN CASH DIVIDEND AND ANNOUNCES YEAR-END EARNINGS

First Robinson Financial Corporation (OTC Bulletin Board: “FRFC”), the Holding Company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.75 per share. This represents an increase of $0.10 per share, or 15.4%, over last year’s $0.65 per share. The dividend will be payable on June 16, 2008 to shareholders of record on June 2, 2008. Rick L. Catt, President and Chief Executive Officer, stated that “The Board of Directors is pleased to provide a significant increase in the dividends paid to our shareholders. We are also proud of the Company’s ability to pay an increased dividend each year since the Company’s formation.”

The Company also announced earnings for the fiscal year ended March 31, 2008. Net earnings for this fiscal year were $971,000 as compared to net earnings of $1,013,000 for the fiscal year ended March 31, 2007, a decrease of $42,000 or 4.1%.

Net interest income decreased by $25,000, or 0.6%, from $4,195,000 to $4,170,000 for the year ended March 31, 2008. Provision for loan losses was $175,000 for the year ended March 31, 2008 as compared to $60,000 for the year ended March 31, 2007, an increase of $115,000, or 191.7%. Net interest income after provision for loan losses was $3,995,000 for the fiscal year ended March 31, 2008, compared to $4,135,000 for the year ending March 31, 2007, a decrease of $140,000, or 3.4%.

Non-interest income was $1,572,000 for the year ended March 31, 2008, compared to $1,242,000 for the year ended March 31, 2007, an increase of $330,000, or 26.6%. Non-interest expense was $4,137,000 for the year ended March 31, 2008, compared to $3,863,000 for the year ended March 31, 2007, an increase of $274,000 or 7.1%.

With an $8.0 million, or 7.0%, increase in average assets, the return on average assets, for the year ended March 31, 2008, decreased to 0.81% as compared to 0.90% for the year ended March 31, 2007. Return on average stockholders’ equity, was 8.37% for the year ended March 31, 2008 as compared to 8.73% for the year ended March 31, 2007.

On September 18, 2007, the Company announced a stock repurchase program for up to 25,000 shares of the Company’s common stock. The program will conclude the earlier of the repurchase of the authorized number of shares or September 17, 2008. Shares may be purchased from time to time, in the open market, when deemed appropriate by management. As of May 19, 2008, 17,382 shares had been purchased during this program.

As of March 31, 2008, the Company had assets of $133.8 million, liabilities of $121.9 million and stockholders’ equity of $11.9 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Oblong and Palestine, Illinois.

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SELECTED CONSOLIDATED FINANCIAL INFORMATION
FIRST ROBINSON FINANCIAL CORPORATION
	For the Year Ended
	March 31,
	2008	2007
	(In thousands, except per share data)
Operation Data:
	(Unaudited)	(Audited)

Total Interest Income	$7,309	$6,852

Total Interest Expense	3,139	2,657

Net Interest Income	4,170	4,195

Provision for Loan Losses	175	60

Net Interest Income After Provision	3,995	4,135

Total Non-Interest Income	1,572	1,242

Total Non-Interest Expense	4,137	3,863

Income Before Taxes	1,430	1,514

Provision for Income Taxes	459	501

Net Income	971	1,013

Basic Earnings per Share	$2.16	$2.14

Diluted Earnings per Share	$2.06	$2.04

Selected Ratios and Other Data:

Return on Average Assets	0.81%	0.90%

Return on Average Stockholders’ Equity	8.37%	8.73%

Average Assets	$120,529	$112,696

Average Stockholders’ Equity	11,606	11,600

Balance Sheet Data:

Total Assets	$133,809	$112,274

Total Liabilities	121,933	100,225

Stockholders’ Equity	11,876	12,049

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